Exhibit 5.6

300 East Lombard Street,18th Floor Baltimore, MID 21202-3268 TEL 410.528.5600 FAX 410.528.5650

November 10, 2020

G2, Inc.

c/o Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

Re:

G2, Inc., a Maryland corporation (the “Company”) – Offer by Huntington Ingalls Industries, Inc., a Delaware corporation of which the Company is a wholly-owned subsidiary (the “Issuer”), to (A) exchange up to $500,000,000 aggregate principal amount of the Issuer’s 3.844% Senior Notes due 2025 guaranteed by the Company (the “New 2025 Notes”) and registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), for an equal aggregate principal amount of the Issuer’s outstanding 3.844% Senior Notes due 2025 guaranteed by the Company (the “Old 2025 Notes”), and (B) exchange up to $500,000,000 aggregate principal amount of the Issuer’s 4.200% Senior Notes due 2030 guaranteed by the Company (the “New 2030 Notes”, and together with the New 2025 Notes, collectively, the “Exchange Notes”) and registered under the Act pursuant to the Registration Statement, for an equal aggregate principal amount of the Issuer’s outstanding 4.200% Senior Notes due 2030 guaranteed by the Company (the “Old 2030 Notes”, and together with the Old 2025 Notes, collectively, the “Private Notes”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Exchange Notes under the Act pursuant to the Registration Statement filed or to be filed by the Issuer and the subsidiaries of the Issuer listed on Schedule A attached hereto (each, a “Guarantor” and collectively, the “Guarantors”), with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof. You have requested our opinion with respect to the matters set forth below.

We understand that the Private Notes were issued by the Issuer on or about March 30, 2020 under, and subject to the terms of, the Indenture (as defined herein), and that, pursuant to Article 10 of the Indenture, the Company has provided a full and unconditional guarantee with respect to the Private Notes. We further understand that, as contemplated by the Registration Rights Agreement (as defined herein), (i) the Exchange Notes with terms substantially identical

BALLARD SPAHR LLP

G2, Inc.

November 10, 2020

to those of the Private Notes will be issued by the Issuer under, and subject to the terms of, the Indenture in exchange for Private Notes pursuant to an exchange offer by the Issuer under the Registration Statement, and (ii) the Company will provide a full and unconditional guarantee with respect to the Exchange Notes pursuant to Article 10 of the Indenture (the “Exchange Guarantee”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Indenture.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”), consisting of Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on December 7, 2018;

(ii)	the Bylaws of the Company, adopted as of February 25, 2019 (the “Bylaws”);

(iii)	resolutions adopted by the Board of Directors (the “Board”) of the Company on March 24, 2020 (the “Directors’ Resolutions”);

(iv)	the Registration Statement and the related prospectus, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(v)

a fully executed copy of the Registration Rights Agreement, dated March 30, 2020, by and among the Issuer, the Guarantors and BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the initial purchasers (the “Registration Rights Agreement”);

(vi)	a fully executed copy of the Indenture, dated as of March 30, 2020 (the “Indenture”), by and among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee;

(vii)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(viii)

a certificate of Charles R. Monroe, Jr., the Secretary of the Company, and D. R. Wyatt the Treasurer of the Company, dated as of the date hereof (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes, and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and

BALLARD SPAHR LLP

G2, Inc.

November 10, 2020

are in full force and effect on the date of the Officers’ Certificate, and certifying as to the manner of adoption or approval of the Directors’ Resolutions, the form, approval, execution and delivery of the Indenture (which Indenture includes the Exchange Guarantee) and the Registration Rights Agreement; and

(ix)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)

each of the parties (other than the Company) executing any instrument, document or agreement reviewed by us has duly authorized and validly executed and delivered each such instrument, document and agreement to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with their respective terms;

(d)

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(e)

the actions documented by the Directors’ Resolutions were taken at duly called meetings of directors at which a quorum of the Board or a committee thereof, as the case may be, was present, by the affirmative vote of a majority of the members of the Board present, or a committee thereof, as the case may be, or by unanimous consent by all incumbent members of the Board, or a committee thereof, as the case may be, all in accordance with the Charter and Bylaws of the Company;

BALLARD SPAHR LLP

G2, Inc.

November 10, 2020

(f)

all representations, warranties, statements and responses to questions made in or pursuant to the Indenture and the Registration Rights Agreement by the Company and each other party thereto (other than representations and warranties of the Company as to legal matters on which an opinion is rendered herein) are true and correct;

(g)	the Officers’ Certificate, and all other certificates submitted to us, are true, correct and complete both when made and as of the date hereof;

(h)	the Company has not, and is not required to be, registered under the Investment Company Act of 1940;

(i)	the Private Notes were, and the Exchange Notes will be, issued under and subject to the terms of the Indenture;

(j)

the transactions consummated, and to be consummated, pursuant to the Indenture (including the Exchange Guarantee contained therein) and the Registration Rights Agreement have and will, as applicable, result in receipt by the Company of good and valuable consideration, and such transactions are fair and reasonable to the Company; and

(k)

the Exchange Notes have been duly and validly authorized, and will be duly and validly executed and delivered, by the Issuer and will be issued solely in exchange for the Private Notes in an exchange offer pursuant to the Registration Statement in accordance with the Indenture and the Registration Rights Agreement; and the form, terms and conditions of the Exchange Notes will be substantially identical to those of the Private Notes, and in no event will the aggregate principal amount of the New 2025 Notes exceed $500,000,000, nor will the aggregate principal amount of the New 2030 Notes exceed $500,000,000.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)

The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to execute and deliver and perform it obligations under the Indenture (which includes the Exchange Guarantee) and Registration Rights Agreement.

(2)

The execution and delivery by the Company of the Indenture (which includes the Exchange Guarantee) and the Registration Rights Agreement have been duly authorized by all necessary corporate action on the part of the Company, and the Indenture (which includes the Exchange Guarantee) and the Registration Rights Agreement have been duly executed and delivered by the Company.

BALLARD SPAHR LLP

G2, Inc.

November 10, 2020

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP

SCHEDULE A

List of the Guarantors

Fleet Services Holding Corp.
Fulcrum IT Services, LLC
G2, Inc.
HII Energy Inc.
HII Fleet Support Group LLC
HII Mechanical Inc.
HII Mission Driven Innovative Government Solutions Inc.
HII Mission Driven Innovative Solutions Holding Company
HII Mission Driven Innovative Solutions Inc.
HII Mission Driven Innovative Technical Services LLC
HII Nuclear Inc.
HII San Diego Shipyard Inc.
HII Services Corporation
HII Technical Solutions Corporation
HII Unmanned Maritime Systems, Inc.
Huntington Ingalls Engineering Services, Inc.
Huntington Ingalls Incorporated
Huntington Ingalls Industries Energy and Environmental Services, Inc.
Huntington Ingalls Unmanned Maritime Systems, Inc.
Hydroid, Inc.
Integrated Information Technology Corporation
Newport News Nuclear Inc.
Pegasus International, Inc.
The PTR Group, LLC
Universal Ensco, Inc.
UniversalPegasus International Holdings, Inc.
UniversalPegasus International, Inc.
UP International, Inc.
UP Support Services, Inc.
Veritas Analytics, Inc.